Exhibit 99

[Logo of Wendy’s International, Inc.]

Wendy’s International, Inc. announces second-quarter same-store sales

Wendy’s produces positive comps, highest in last seven quarters

Tim Hortons continues momentum with solid results in Canada and U.S.

DUBLIN, Ohio (July 5, 2006) – Wendy’s International, Inc. (NYSE: WEN) today announced preliminary same-store sales for its second quarter, which ended on Sunday, July 2, 2006:

•	Wendy’s® same-store sales increased 0.5% to 0.6% at U.S. company stores and 0.9% to 1.0% at U.S. franchised restaurants.

•	Same-store sales increased 6.0% to 6.1% at Tim Hortons® restaurants in Canada and 8.1% to 8.3% at restaurants in the United States

•	Baja Fresh® Mexican Grill’s system same-store sales declined -5.5% to -5.8%.

“Our second quarter represents the best same-store sales period for the Wendy’s brand in more than a year and a half,” said interim Chief Executive Officer and President Kerrii Anderson. “Our June same-store sales were the highest in the quarter, showing a significantly improving trend. We are also optimistic about our initiatives to build customer traffic in the back half of the year.”

In April Wendy’s introduced its new Frescata™ deli sandwich line, which features high-quality deli meats, fresh toppings and artisan bread that is baked at the restaurant. During the second quarter Wendy’s also promoted its Late-Night business; its Fix n’ Mix Frosty™, featuring the customer’s choice of M&Ms®, Butterfinger® or Oreo® toppings; Combo Choices, which offers consumers a choice of side items with the purchase of a sandwich; a new 3-Tier Combo program; a new 99-cent chicken sandwich; and Wendy’s Kids’ Meal® Choices program, featuring two nutritious new Kids’ Meal sandwiches and a low-fat yogurt and granola side option. Wendy’s announced today that it will be introducing a Vanilla Frosty at most locations throughout the U.S., beginning in August.

Wendy’s food costs continue to improve, with beef, chicken and bacon all trending lower relative to 2005. While Wendy’s per-pound cost for fresh ground beef during the second quarter of 2006 was approximately flat compared to its per-pound price one year ago, the Company expects its third-quarter beef price to improve on a system-wide basis by an average of 13.5% compared to the third quarter of 2005. Average beef costs for the first nine months of 2006 will be 7.8% lower than in the same period in 2005. The Company expects rising utility costs to partly offset the improvement in food costs.

Tim Hortons continues strong sales performance

In April Tim Hortons promoted its new caramel-themed baked goods, including caramel apple fritters, caramel streusel cakes, caramel-chocolate donuts, caramel turnovers. In May the Company promoted iced cappuccino with “flavor shots” of butter caramel, French vanilla, hazelnut or raspberry. These flavor shots can also be added to other beverages. Through May and June, Tim Hortons introduced a new chunky chicken salad wrap, and later in June promoted strawberry-themed desserts, featuring a strawberry tart.

Tim Hortons shares to be spun off to existing Wendy’s shareholders by October 1

The Company recently announced that its Board of Directors has confirmed its intent to spin off the 160.0 million shares of Tim Hortons that it currently owns. The shares represent an 82.75% ownership stake in Tim Hortons. Wendy’s is now targeting Oct. 1, 2006, to complete the Tim Hortons spin-off, assuming it has received from the IRS a ruling on the tax-free status of the distribution by that time.

Company continues to move forward with plan to reduce costs

The Company recently completed a key step in its program to achieve $100 million in cost savings, as approximately 115 full-time U.S. employees elected last month to accept voluntary early retirement packages. The employees who accepted the voluntary early retirement packages will comprise a portion of the total 350 to 375 positions the Company has targeted as part of its total planned workforce reduction.

The Company expects to incur charges during the second quarter as a result of its voluntary early retirement plan, severance related to its planned reduction in workforce and other expenses related to the cost-reduction initiative. These charges, as well as other previously announced factors, will result in lower 2006 second-quarter earnings per share relative to the second quarter of 2005.

Second-quarter earnings release scheduled for July 27

The Company will release second-quarter earnings at 1 p.m. on Thursday, July 27 and host a conference call beginning at 4:00 p.m. (Eastern) the same day. Investors and the public may participate in the conference call in either one of the following ways:

•	Phone Call: The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.

Tim Hortons to release second-quarter earnings July 27

Tim Hortons will release second-quarter earnings at 1 p.m. on Thursday, July 27, and host a conference call beginning at 3:00 p.m. (Eastern) the same day. Investors and the public may participate in the conference call in either one of the following ways:

•	Phone Call: The dial-in number is (877) 572-6014 (Canada and U.S.) or (706) 679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.timhortons-invest.com and www.wendys-invest.com. The call will also be archived at that site.

Second-Quarter Same-Store Sales Summary
	2Q 2006	2Q 2005	2006YTD
Wendy’s U.S. Company Wendy’s U.S. Franchise Tim Hortons Canada Tim Hortons U.S. Baja Fresh System	0.5% to 0.6% 0.9% to 1.0% 6.0% to 6.1% 8.1% to 8.3% -5.5% to -5.8%	-4.6% -3.9% 5.6% 9.1% -4.1%	-2.1% to -2.2% -2.1% to -2.2% 7.3% to 7.4% 8.9% to 9.0% -4.6% to -4.8%

Monthly Same-Store Sales Summary for April*, May, and June

	April 2006	April 2005	May 2006	May 2005	June 2006	June 2005
Wendy’s U.S. Company	0.2%	-5.8%	-0.5%	-4.0%	2.0% to 2.2%	-3.7%
Wendy’s U.S. Franchise	0.5%	-5.5%	-0.1%	-2.9%	2.3% to 2.5%	-2.9%
Tim Hortons Canada	5.0%	6.5%	6.4%	6.3%	7.0% to 7.3%	3.7%
Tim Hortons U.S.	5.6%	11.5%	10.0%	9.0%	9.4% to 9.7%	6.2%

* April sales results were impacted by an Easter shift, as the holiday was in the first quarter a year ago, but was in the second quarter this year.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,900 total restaurants and quality brands, including Wendy’s Old Fashioned Hamburgers® and Baja Fresh Mexican Grill. The Company also has investments in three additional quality brands – Tim Hortons, Cafe Express and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.